EXHIBIT 10.8

FORM OF
NON-QUALIFIED STOCK OPTION AGREEMENT
pursuant to the
SOLUTIA INC. 2007
MANAGEMENT LONG-TERM INCENTIVE PLAN

Grant Date:

Per Share Exercise Price:

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Solutia Inc., a company organized in the State of Delaware (the “Company”), and the Optionee (the “Optionee”), pursuant to the Solutia Inc. 2007 Management Long-Term Incentive Plan, as in effect and as amended from time to time (the “Plan”).

WHEREAS, it has been determined under the Plan the Company will grant the non-qualified stock option provided for herein to the Optionee;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1. Incorporation By Reference; Plan Document Receipt.  This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the grant of the option hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein.  Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.  The Optionee hereby acknowledges receipt of a true copy of the Plan and that the Optionee has read the Plan carefully and fully understands its content.  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2.  Grant of Option.  The Company hereby grants to the Optionee, as of the Grant Date specified above, a non-qualified stock option (this “Stock Option”), identified by the Company as Optionee’s 2010 Solutia Inc. Long-Term Incentive Grant (and as confirmed on the Company’s stock administrator’s website www.benefits.ml.com), to acquire from the Company at the Per Share Exercise Price specified above. Except as otherwise provided by Section 11.12 of the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s stockholder interest in the Company for any reason.

3. No Dividend Equivalents.  There is no guarantee by the Company that dividends will be paid.  The Optionee shall not be entitled to receive a cash payment in respect of the Option Shares underlying this Stock Option on any dividend payment date for the Shares.

4. Vesting and Exercisability of this Stock Option.

4.1. Except as otherwise provided in this Section 4, the Stock Option subject to this grant shall become vested and exercisable pro rata on each of the first four anniversaries of the Grant Date specified above (one-fourth of the total grant per year), provided the Participant is then employed by the Company and/or one of its Subsidiaries or Affiliates.

4.2. Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, this Stock Option shall expire and shall no longer be exercisable after the expiration of ten years from the Grant Date (the “Option Period”).

4.3. Except as otherwise provided in this Section 4, if the Participant’s employment with the Company and/or its Subsidiaries or Affiliates terminates for any reason prior to the vesting of all or any portion of the Stock Options awarded under this Agreement, such unvested portion of the Stock Options shall immediately be cancelled and the Participant (and the Participant’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Stock Options.

4.4. If the Optionee’s employment with the Company and/or its Subsidiaries or Affiliates terminates due to the Optionee’s Disability, the Stock Options shall continue to vest on a regular schedule during the period of Disability regardless of a termination event.  For purposes of this Agreement, “Disability,” if the Optionee is a party to an employment agreement, shall have the same meaning as in such employment agreement, otherwise, “Disability” shall mean any physical or mental disability which is determined to be total and permanent by a doctor selected in good faith by the Company or the relevant Subsidiary or Affiliate.

4.5. If the Optionee’s employment with the Company and/or its Subsidiaries or Affiliates terminates due to the Optionee’s death, this Stock Option shall become exercisable as to all the Option Shares as of the date of any such termination.

4.6. If the Optionee’s employment is terminated by the Company and/or its Subsidiaries or Affiliates the Stock Options will become vested on a pro rata basis as defined herein, if and only if the Optionee is a Severance Eligible Participant; i.e., if the Optionee is eligible for severance from the Company under the terms of: (a) the Participant’s employment agreement (if any); or (b) the terms of an applicable Company separation pay plan in force at the time of the Optionee’s termination. The Stock Options of Severance Eligible Participants shall vest as follows:

4.6.1
A pro rata amount of any unvested Stock Options in each of the four allotments described in Section 4.1 above shall vest in a percentage equal to: the number of full months in which the Optionee was employed from the Grant Date to the Optionee’s termination date, plus the number of full months in the Optionee’s severance period (i.e., the number of months’ salary which constitute the Optionee’s severance payments), divided by the number of full months between the Grant Date and the scheduled vesting date for the allotment of the Stock Option (see Attachment A for a sample calculation).  The pro rata portion of the Stock Options shall vest immediately upon the Optionee’s termination date.

5. Method of Exercise and Payment.  This Stock Option shall be exercised by the Optionee by delivering to the Company or its designated agent on any business day a written notice, in such manner and form as may be required by the Company, specifying the number of Option Shares the Optionee then desires to acquire (the “Exercise Notice”).  The Exercise Notice shall be accompanied by payment of the aggregate Per Share Exercise Price specified above for such number of the Option Shares to be acquired upon such exercise.  Such payment shall be made in the manner set forth in Section 5.6 of the Plan.

6. Existing Covenants.  If Optionee violates any confidentiality, non-competition, or non-solicitation covenants to which Optionee is subject at the time of Optionee’s termination of employment pursuant to any separate agreement between Optionee and the Company and/or its Subsidiaries or Affiliates, all vested (and not exercised) and unvested Stock Options shall terminate immediately..

7. Non-transferability.

7.1. This Stock Option, and any rights or interests with respect thereto, issued under this Agreement, and the Plan shall not, be sold, exchanged, transferred, assigned or otherwise disposed of in any way at any time by the Optionee (or any beneficiary(ies) of the Optionee), other than by testamentary disposition by the Optionee or by the laws of descent and distribution. Any such Stock Option, and any rights and interests with respect thereto, shall not, be pledged or encumbered in any way at any time by the Optionee (or any beneficiary(ies) of the Optionee) and shall not be subject to execution, attachment or similar legal process.  Any attempt to sell, exchange, pledge, transfer, assign, encumber or otherwise dispose of this Stock Option, or the levy of any execution, attachment or similar legal process upon this Stock Option, contrary to the terms of this Agreement and/or the Plan, shall be null and void and without legal force or effect.

7.2. During the Optionee’s lifetime, the Optionee may, with the consent of the Committee, transfer without consideration all or any portion of this Stock Option to one or more members of his or her Immediate Family, to a trust established for the exclusive benefit of one or more members of his or her Immediate Family, to a partnership in which all the partners are members of his or her Immediate Family, or to a limited liability company in which all the members are members of his or her Immediate Family.  For purposes of this Agreement, “Immediate Family” means the Optionee’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half-brothers and half-sisters), in-laws, and all such relationships arising because of legal adoption; provided, however, that any such Immediate Family, or any such trust, partnership and limited liability company, shall agree to be and shall be bound by the terms and provisions of this Agreement and the Plan.

8. Entire Agreement; Amendment.  This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  The Executive Compensation and Development Committee (the “Committee”) shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan.  This Agreement may also be modified or amended by a writing signed by both the Company and the Optionee.  The Company shall give written notice to the Optionee of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

9. Acknowledgment of Employee.  The award of this Option does not entitle Optionee to any benefit other than that granted under this Agreement.  Any benefits granted under this Agreement are not part of the Optionee’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.  Optionee understands and accepts that the benefits granted under this Agreement are entirely at the discretion of the Company and that the Company retains the right to amend or terminate this Agreement and the Plan at any time, at its sole discretion and without notice.

10. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof.

11. Withholding of Tax.  The Company shall have the power and the right to deduct or withhold, or require the Optionee to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations in the U.S.) which the Committee, in its sole discretion, deems necessary to be withheld or remitted to comply with any tax law and/or any other applicable law, rule or regulation with respect to the Stock Option (or exercise thereof) and, if the Optionee fails to do so, the Company may otherwise refuse to issue or transfer any Option Shares otherwise required to be issued pursuant to this Agreement.

12. No Right to Employment.  Any questions as to whether and when there has been a termination of such employment and the cause of such termination shall be determined in the sole discretion of the Committee.  Nothing in this Agreement shall interfere with or limit in any way the right of Employer to terminate the Optionee’s employment or service at any time, for any reason and with or without cause.

13. Notices.  Any Exercise Notice or other notice which may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via facsimile transmission, email, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

13.1. If such notice is to the Company, to the attention of the General Counsel of the Company or at such other address as the Company, by notice to the Optionee, shall designate in writing from time to time.

13.2. If such notice is to the Optionee, at his or her email or home address as shown on the Company’s records, or at such other address as the Optionee, by notice to the Company, shall designate in writing from time to time.

14. Compliance with Laws.  The issuance of this Stock Option (and the Option Shares upon exercise of this Stock Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the 1934 Act and any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto.  The Company shall not be obligated to issue this Stock Option or any of the Option Shares pursuant to this Agreement if any such issuance would violate any such requirements.

15. Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns.  The Optionee shall not assign any part of this Agreement without the prior express written consent of the Company.

16. Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

17. Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

18. Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

Attachment A

Sample Vesting Calculation As Defined Under Section 4.6

Grant Date	4/21/2010
Termination Date	9/1/2010
a- Full Months of Service Between Grant Date and Term Date	4
b- Months of Severance	3
c- Total Months (a + b)	7
Stock Options	5,000

Stock Options	# of Months between Grant & Vest Date	Options Granted	Pro-rated Vest% Upon Term	Options Vested Upon Term
Vest Date #1 (4/21/2011) 25%	12	1,250	7/12=58.4%	730
Vest Date #2 (4/21/2012) 25%	24	1,250	7/24=29.2%	365
Vest Date #3 (4/21/2013) 25%	36	1,250	7/36=19.5%	244
Vest Date #4 (4/21/2014) 25%	48	1,250	7/48=14.6%	183
Total Stock Options Vested Upon Termination				1,522